EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-173953) of Ancestry.com Inc.,

(2)	Registration Statement (Form S-8 No. 333-172731) pertaining to the Ancestry.com Inc. 2009 Stock Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-163230) pertaining to the MyFamily.com, Inc. 1998 Stock Plan, MyFamily.com, Inc. 2004 Stock Plan, MyFamily.com, Inc. Executive Stock Plan, Generations Holding, Inc. 2008 Stock Purchase and Option Plan and Ancestry.com Inc. 2009 Stock Incentive Plan

of our reports dated February 17, 2012, with respect to the consolidated financial statements of Ancestry.com Inc., and the effectiveness of internal control over financial reporting of Ancestry.com Inc. included in this Annual Report (Form 10-K) of Ancestry.com Inc. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Salt Lake City, Utah

February 17, 2012